UNITED STATES

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CEL-SCI CORPORATION
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CEL-SCI CORPORATION

8229 Boone Blvd., Suite 802

Vienna, Virginia 22l82

(703) 506-9460

April 2023

Dear CEL-SCI Shareholders:

Over the past year we have been focused on preparing for the next steps necessary to make Multikine®* (Leukocyte Interleukin, Injection) commercially available for people living with head and neck cancer, including analyzing the copious data that came out of our vast 928-person global study of squamous cell carcinoma of the head and neck (SCCHN) which spanned over 20 countries. The results, we believe, are unprecedented, and will set a new framework for treating cancer by boosting a patient’s natural immune mechanisms before standard-of-care treatments severely weaken the patient’s immune system and diminish quality of life.

Positive data continue to emerge from our pivotal Phase 3 study supporting our vision that Multikine offers those diagnosed with head and neck cancer a significant improvement in both overall survival and other important clinical measures.

Last year we presented some of our data at two highly regarded peer-reviewed medical conferences: the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2022 and the European Society for Medical Oncology (ESMO) Annual Congress in September 2022.

In March 2023 we presented new data at the 10th European Congress on Head & Neck Oncology (ECHNO) showing that Multikine prolongs median survival by 43% in a cancer population which has not had new therapy options in decades. These new data focus exclusively on the patient population for which we are seeking regulatory marketing approval, locally advanced primary head and neck cancer patients scheduled to receive radiotherapy, but not chemotherapy, after surgery.

Having thoroughly examined all the data, and as we prepare to file for marketing approval, we expect to be much more active with peer-reviewed publications and presentations this year.

Sharing our clinical results with head and neck cancer doctors is one of our main priorities at this time. We believe that these oncologists will be the ones to drive the adoption of Multikine and be the ones to integrate Multikine into the current standard of care following regulatory approval.

We are also putting particular emphasis on finishing the validations of our Multikine manufacturing facility as they are required for filing for approval in the US and other countries. The validations would have been completed by now if it were not for the US government invoking the Defense Production Act (DPA) in response to the COVID-19 pandemic. The Defense Production Act gave priority for supplies to COVID product manufacturers over our cancer product until May 2023, which made it impossible for us to get essential parts for our manufacturing process in a timely manner. For complete information on the requirements of the Defense Production Act check the following link https://www.cfr.org/in-brief/what-defense-production-act. Regardless of the delays caused by the Act, our validation work is continuing and should be completed soon.

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The entire CEL-SCI team, including our scientists, manufacturing experts, and regulatory consultants, are working every day to advance Multikine toward commercial availability for people living with head and neck cancer. Our mission is to prolong and improve quality of life for a population that has not benefited from a new FDA drug in many decades.

We thank our shareholders for joining and supporting us in this mission.

Sincerely,

Geert Kersten

Chief Executive Officer

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2022. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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